COGNITRONICS REPORTS
                       FOURTH QUARTER RESULTS

DANBURY, CT, March 30, 2004 - Cognitronics(r) Corporation (AMEX:CGN) today reported a net loss of $1.4 million, or $.25 per share on a diluted basis, for the quarter ended December 31, 2003 compared to a net loss of $3.8 million, or $.69 per share on a diluted basis, a year ago. The 2002 net loss includes a non-cash charge of $2.3 million, or $.42 per diluted share to provide a full valuation allowance on the remaining net deferred tax assets at December 31, 2002.

Sales for the fourth quarter were $1.8 million in 2003 and $2.4 million in 2002.

The company said that the $.6 million decrease in fourth quarter 2003 sales from the comparable 2002 period was attributable to a sales decrease of 27% in its domestic operations, offset, in part, by a 3% increase in sales of the European distributorship operations. Domestic sales continue to be adversely impacted by the slowdown in capital expenditures throughout the telecommunications industry.

"Cognitronics remains committed to its strategy to deliver world-class media server platforms to our telecommunications customers," said Brian
J. Kelley, president and chief executive officer of Cognitronics. "Capital spending for telecommunications equipment continues to be weak, especially in our historical markets. However, several new requirements are demonstrating great potential for revenue growth. Our CX 4000 Media Server is uniquely positioned to serve the currently installed switching infrastructure as well as the next-generation IP based switching systems. This advantage is providing Cognitronics with many new opportunities. I am confident that the company will be successful in these emerging markets as projects are funded and implemented."

For the year ended December 31, 2003, the net loss was $3.6 million, or $.63 per diluted share, compared to net loss of $6.4 million, or $1.18
per diluted share in 2002.   Sales for the year were $10.2 million in
2003 and $11.3 million in 2002.

"Notwithstanding the disappointing operating results for the fourth quarter and year 2003, the company's balance sheet remains strong as the company enters the year 2004. With a combined cash and marketable securities position of $8.8 million and no debt at the end of 2003, Cognitronics is well positioned to weather the storm," concluded
Mr. Kelley.

Cognitronics is a leading supplier of media server solutions to the telecommunications industry. The company's Cognitronics Exchange
Network Media Servers (CX Series) are a cost-effective and highly scalable family of carrier class media server platforms, delivering advanced network media solutions in VoIP and ATM packet networks as well as in traditional AIN and TDM circuit switched environments. For more information, visit the company's website at www.cognitronics.com.

Statements contained herein which are not historical facts are forward-looking statements. The forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve a number of risks and uncertainties including, but not limited to, the continuance of reduced capital expenditures throughout the telecommunications market, variability of sales volume from quarter to quarter, product demand, market acceptance, litigation, risk of dependence on significant customers, third party suppliers and intellectual property rights, risks in product and technology development and other risk factors detailed in the company's Securities and Exchange Commission filings.




                        COGNITRONICS CORPORATION
                           SUMMARY OF RESULTS



                                                      Three Months
                                                   Ended December 31,
                                                   ------------------
                                                   2003           2002
                                                   ----           ----
Net sales                                      $1,815,000      $2,423,000

Net loss                                      ($1,433,000)    ($3,764,000)

Net loss per share:
    Basic                                           ($.25)          ($.69)

    Diluted                                         ($.25)          ($.69)

Weighted average number of shares outstanding:
    Basic                                       5,774,592       5,478,564

    Diluted                                     5,774,592       5,478,564




                                                 Year Ended December 31,
                                                   2003           2002
                                                   ----           ----
Net sales                                     $10,257,000     $11,299,000

Net loss                                      ($3,550,000)    ($6,444,000)

Net loss per share:
    Basic                                           ($.63)         ($1.18)

    Diluted                                         ($.63)         ($1.18)

Weighted average number of shares outstanding:
    Basic                                       5,614,825       5,438,126

    Diluted                                     5,614,825       5,438,126

The 2002 three-month period and year each include $2,300,000 ($.42 per basic and diluted share) due to a non-cash charge to provide a full valuation allowance on the remaining net deferred tax assets at December 31, 2002.

                    SUMMARY OF FINANCIAL POSITION


                                               December 31,   December 31,
                                                   2003           2002


Cash, cash equivalents and marketable
  securities                                    $8,833,000     $11,119,000

Working capital                                $14,143,000     $17,789,000

Total assets                                   $18,898,000     $22,812,000

Total stockholders' equity                     $14,224,000     $17,334,000